Power of Attorney to Sign and File Form ID and Section 16 Reporting Forms The undersigned does hereby authorize and designate each of Darlene Quashie Henry, Will Hulcher, Laura Kim, and Erica Richards to act as account administrators (the “Account Administrators”) and to apply for a new EDGAR account on behalf of the undersigned. In furtherance thereof, the undersigned does hereby authorize each of the Account Administrators to (i) sign and/or file a Form ID and take all other steps required to open an account in the undersigned’s name on the Securities and Exchange Commission’s (the “SEC”) EDGAR system and (ii) sign and file on the undersigned’s behalf any and all Forms 3, 4, and 5, and notices on Form 144, relating to equity securities of the Philip Morris International Inc., a Virginia corporation (the “Company”) with the SEC pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934 (“Section 16”). This authorization, unless earlier revoked in writing, shall be valid until the undersigned’s reporting obligations under Section 16 with respect to equity securities of the Company shall cease. IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 13th day of May 2025. /s/ Mindaugas Trumpaitis Mindaugas Trumpaitis STATE OF Connecticut ) : ss.: COUNTY OF Fairfield ) On the 13th day of May, in the year 2025, before me, the undersigned, a Notary Public in and for said state, personally appeared Mindaugas Trumpaitis, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument. Notary Public /s/ Erica Richards [Notary Seal] Notary Public